Exhibit 5.1

September 22, 2023

Versus Systems Inc.

1558 West Hastings Street

Vancouver BC V6G 3J4 Canada

Re: Versus Systems Inc.

Ladies and Gentlemen:

We have acted as counsel to you, Versus Systems Inc., a British Columbia corporation (the “Company”), in connection with the Company’s Registration Statement on Form F-3 filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof (the “Registration Statement”) with respect to the registration of the proposed offer and sale of 414,500 common shares of the Company, no par value (the “Common Shares”), issuable upon exercise of outstanding warrants described in the Registration Statement (the “Warrants”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, (b) the Company’s Certificate of Amalgamation, Certificate of Name Change, Notice of Articles and Articles, as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the laws of the Province of British Columbia. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We assume no obligation to revise or supplement this opinion should any applicable laws be changed subsequent to the date hereof by legislative action, judicial decision or otherwise or if there is a change in any fact or facts after the date hereof. Where our opinion refers to the Common Shares as being “fully paid and non-assessable,” no opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

On the basis of the foregoing, and in reliance thereon, we are of the opinion as of the date hereof that the Common Shares, when issued in accordance with the terms of the Warrants, as set forth in the Registration Statement, will be duly authorized and if, as and when issued in accordance with the terms of the Warrants, the Common Shares will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP

* Fasken Martineau DuMoulin LLP includes law corporations.